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HOLD FOR RELEASE:
8:00 A.M. EASTERN DAYLIGHT TIME
Thursday, October 29, 2009

A&B REPORTS 3rd QUARTER 2009 NET INCOME OF $8.5 MILLION
Earnings Benefit from Ocean Transportation Gains and Cost Cutting Initiatives

Honolulu (October 29, 2009) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the third quarter of 2009 was $8.5 million, or $0.21 per diluted share. Net income in the third quarter of 2008 was $36.8 million, or $0.89 per diluted share. Revenue in the third quarter of 2009 was $375.9 million, compared to revenue of $456.2 million in the third quarter of 2008.
Net income for the first nine months of 2009 was $24.1 million, or $0.59 per diluted share. Net income in the first nine months of 2008 was $108.5 million, or $2.61 per diluted share. Revenue for the first nine months of 2009 was $1,049.8 million, compared to revenue of $1,494.5 million in the same period of 2008.

COMMENTS ON QUARTER
 “Market conditions continue to affect the Company’s core transportation and real estate businesses. Results for the third quarter were mixed, with Ocean Transportation and Real Estate Leasing performing relatively well in their respective markets while Real Estate Sales and Logistics Services results were modest,” said W. Allen Doane, chairman and chief executive officer of A&B. “The loss in Agribusiness, while anticipated, was painful.”
“In response to the difficult economic environment, we have taken necessary measures across all of the business units to better align our cost structure with the realities of today’s conditions. These efforts are producing tangible results.”
“The Company remains on solid financial ground and our core operating units continue to generate significant cash flow augmented by a multitude of cost reduction programs and reduced capital spending. As a result, we have trimmed outstanding debt by $33 million through the first nine months of the year, leaving ample capacity to make what may be significant investments over the course of the next eighteen months in distressed real estate development opportunities and in an expansion of our transportation services.”
“The Ocean Transportation segment earned $24.2 million in operating profit for the quarter, on increased, sequential quarter-to-quarter container volume in our Hawaii and China trade lanes. These volume gains partially offset a significant first half 2009 decline in rates for trans-Pacific containers, where recent rate recovery in the China trade may be helpful in the future. We also continue to realize the financial benefits of headcount reductions and fleet optimization initiatives made earlier in the year. This right-sizing of our fleet has resulted in network utilization rates approaching 90 percent, and a corresponding improvement in quarter-to-quarter operating margin.”
“Matson Integrated Logistics posted operating earnings of $2.2 million, a modest improvement over second quarter 2009 results, as weak industry demand resulted in excess capacity that trimmed gross margins in our brokerage services. MIL continues to realize benefits from its own series of cost reduction initiatives, as well as improving performance in its warehouse and distribution operations.”
“Our Agribusiness segment posted a significant loss of $13.8 million during the quarter, driven by reduced power sales, low sugar yields and non-cash pension expenses. Power sales reflect the impact of lower crude oil prices on the price of power, while the decline in sugar yield is primarily the result of a severe two-year drought. However, losses are expected to be considerably less in the fourth quarter, due to the completion of the annual sugar harvest in late October.”
“Real Estate Leasing achieved operating profit of $10.2 million, the result of high occupancy levels in our Hawaii properties and a good mix of property types with a broadly diversified tenant base in our U.S. Mainland facilities. Sequentially, occupancy was essentially unchanged from the second quarter. However, operating profit declined from earlier in the year due primarily to lower rents and tenant concessions in our U.S. Mainland portfolio.”
“Real Estate Sales posted operating profit of $3.5 million in the quarter, resulting from the sale of a Southern California income property and two small Maui land parcels during the quarter. While sales at ongoing developments were negligible, we are still realizing favorable pricing for commercial property sales, and will continue to opportunistically capture embedded gains within our commercial portfolio to generate cash for 1031 tax-deferred re-investment in higher-return assets. This turnover is essential to maintaining a strong and diversified portfolio that increases in value over time. Additionally, we are making good progress in planning, permitting and construction at key development projects, in anticipation of rising buyer demand in the future.”
“Finally, our Board of Directors recently declared a quarterly dividend of $0.315 per share, reflecting our continued confidence in the strength of our operations and the prospects for growth in the coming years.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$234.2	$272.8	-14%
Operating profit	$24.2	$31.4	-23%
Operating profit margin	10.3%	11.5%
Volume (Units)
Hawaii containers	35,100	39,900	-12%
Hawaii automobiles	21,200	21,800	-3%
China containers	12,400	12,300	1%
Guam containers	3,500	3,600	-3%

For the third quarter of 2009, revenue decreased 14 percent from the year earlier period due to lower fuel surcharges, net volume decreases and lower rates in the China trade, offset by improved rates and cargo mix in the Hawaii trade. Hawaii container volume continues to be affected by the economic downturn, resulting in 12 percent lower volume in the third quarter versus the same period in the prior year. Automobile volume decreased 3 percent from the year earlier period, due primarily to the timing of rental fleet replacement shipments. China volume improved modestly due to the addition of a third port of call at Xiamen, China. Operating profit was $7.2 million, or 23 percent, lower in the third quarter compared to 2008 due to lower volume, increases in terminal handling costs attributable to higher contractual stevedoring rates and higher non-cash pension expense, partially offset by lower vessel costs stemming from fleet optimization efforts, lower general and administrative expenses and improved net yields.

	Nine Months Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$653.8	$784.2	-17%
Operating profit	$44.8	$84.7	-47%
Operating profit margin	6.9%	10.8%
Volume (Units)
Hawaii containers	101,900	116,800	-13%
Hawaii automobiles	62,800	71,000	-12%
China containers	33,100	36,700	-10%
Guam containers	10,500	10,600	- 1%

For the first nine months of 2009, Ocean Transportation revenue decreased 17 percent, principally due to the same factors cited for the third quarter. Hawaii container volume decreases were due to the same factors cited for the quarter. Auto volume declined in total in the first nine months of the year due principally to lower new car shipments. China container volume was lower due to weak U.S. import demand.  Operating profit for the first nine months of 2009 decreased by 47 percent, primarily due to lower volume, higher operating and terminal handling costs, headcount reduction expenses, higher dry dock costs and higher non-cash pension expense. Improved yields, lower fuel costs, and cost containment initiatives, including improved equipment control and fleet management efforts, partially offset reductions in operating profit.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended September 30,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$48.2	$73.9	-35%
Highway revenue	34.1	44.2	-23%
Total Revenue	$82.3	$118.1	-30%
Operating profit	$2.2	$5.1	-57%
Operating profit margin	2.7%	4.3%

Logistics Services revenue for the third quarter of 2009 was 30 percent, or $35.8 million, lower than the third quarter of 2008, due primarily to lower volume in all service lines and lower rates, which were driven largely by lower fuel surcharges and competitive pricing pressures. In the third quarter 2009, Intermodal and Highway volume decreased by 19 and 9 percent, respectively, as compared to the third quarter of 2008, with a significant reduction in international intermodal volume related to lower U.S. import demand. Logistics operating profit fell by $2.9 million compared to the third quarter of 2008, due principally to the lower volume and lower rates cited above.

	Nine Months Ended September 30,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$139.5	$212.2	-34%
Highway revenue	99.3	124.0	-20%
Total Revenue	$238.8	$336.2	-29%
Operating profit	$5.5	$14.4	-62%
Operating profit margin	2.3%	4.3%

For the first nine months of 2009, Logistics Services revenue and gross margins decreased as a result of principally the same factors cited for the quarter. Intermodal and Highway volume decreased by 23 and 10 percent, respectively, in the first nine months of 2009 as compared to the first nine months of 2008. Operating profit and volume decreases were due to the same factors cited for the quarter.

REAL ESTATE—INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes investment, disposition and capital allocation decisions.

REAL ESTATE—LEASING

The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases or vacant land parcels and subsequently reinvests proceeds, on a tax-deferred basis, in new properties. As a result, the Company typically incurs higher depreciation expenses attributable to a step-up in the cost basis of its properties or to the replacement of formerly non-depreciable property with depreciable property. Further, due to the inherent timing lag between disposition and reinvestment, the Company incurs modest loss of revenue and income in these interim periods.

	Quarter Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$25.2	$26.2	-4%
Operating profit	$10.2	$11.1	-8%
Operating profit margin	40.5%	42.4%
Occupancy Rates:
Mainland	83%	95%	-12%
Hawaii	95%	98%	-3%
Leasable Space (million sq. ft.):
Mainland	7.1	5.9	20%
Hawaii	1.4	1.3	8%

Real Estate Leasing revenue for the third quarter of 2009 was $25.2 million, a decrease of 4 percent from the third quarter of 2008, due to lower occupancies and rents, primarily in the mainland portfolio, the net effect of property sales and acquisitions and the non-reinvestment of proceeds from a late 2008 disposition. Operating profit of $10.2 million was $0.9 million, or 8 percent, lower than the third quarter of 2008 for the reasons cited above, as well as to higher depreciation expenses.
Leasable space increased by a net 1.3 million square feet as compared to the third quarter of 2008, due to the net effect of several acquisitions and dispositions throughout the preceding year and to the placement in service of several industrial properties after the third quarter of 2008 with large gross leasable areas. Two industrial properties placed into service account for approximately one half of the 12 percent year-over-year decline in occupancy rates. Industrial property vacancies affect occupancy levels disproportionately in relation to revenue, operating profit and net operating income, as this asset class generally has significantly lower rental rates per square foot.

	Nine Months Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$78.3	$82.3	-5%
Operating profit	$33.2	$37.6	-12%
Operating profit margin	42.4%	45.7%
Occupancy Rates:
Mainland	86%	96%	-10%
Hawaii	95%	98%	-3%

For the first nine months of 2009, real estate leasing revenue and operating profit decreased by 5 percent and 12 percent respectively, from the year earlier period. Revenue was lower due to the non-recurrence of a $1.4 million business interruption payment received in 2008, lower occupancy and rents, the timing of property sales and acquisitions, and the non-reinvestment of proceeds from a late 2008 disposition. Operating profit was lower due to the aforementioned factors, and to increased depreciation and amortization expenses and increased bad debt reserves.

REAL ESTATE—SALES

	Quarter Ended September 30,
(dollars in millions)	2009	2008	Change
Improved property sales	$8.3	$61.2	-86%
Development sales	2.3	7.1	-68%
Unimproved/other property sales	4.3	8.9	-52%
Total revenue	$14.9	$77.2	-81%
Operating profit before joint ventures	$3.2	$25.5	-87%
Earnings from joint ventures	0.3	0.3	--%
Total operating profit	$3.5	$25.8	-86%

Third quarter 2009 Real Estate Sales revenue was $14.9 million, or 81 percent lower than the third quarter of 2009. In the third quarter of 2009, the Company sold its San Jose Avenue industrial property (Los Angeles, California) and two parcels on Maui. In the third quarter of 2008, the Company sold three commercial properties and several residential units at its Keola La’i and Keala’ula projects. Third quarter 2009 operating profit was $3.5 million, 86 percent lower than in the third quarter of 2008, due principally to lower sales volume.

	Nine Months Ended September 30,
(dollars in millions)	2009	2008	Change
Improved property sales	$41.5	$73.3	-43%
Development sales	5.2	211.8	-98%
Unimproved/other property sales	14.7	10.7	37%
Total revenue	$61.4	$295.8	-79%
Operating profit before joint ventures	$18.2	$66.0	-72%
Equity in earnings of joint ventures	0.5	10.3	-95%
Total operating profit	$18.7	$76.3	-75%

For the first nine months of 2009, revenue was substantially lower than from the same period in 2008, principally as a result of extensive sales at Keola La’i in the first quarter of 2008 and the previously described commercial property sales. Operating profit was 75 percent lower in the first nine months of 2009 as compared to 2008, principally due to 2008 Keola La’i sales, and 2008 joint venture income related to sales at the Company’s Kai Malu residential development.

AGRIBUSINESS

	Quarter Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$32.5	$37.5	-13%
Operating loss	$(13.8)	$(6.7)	-2	X
Operating profit margin	-42.5%	-17.9%
Tons sugar produced	53,700	50,500	6%

Third quarter 2009 Agribusiness revenue declined $5.0 million, or 13 percent, principally as a result of lower power prices and sales volume. Power prices decreased by more than 50 percent compared to the prior year quarter due to lower oil prices. Operating losses increased considerably, as compared to the third quarter of 2008, primarily due to the lower power sales prices and to lower sugar margins. Sugar production increased 6 percent in the third quarter versus the same period in 2008, mostly due to harvest timing. The increase was offset by negative sugar margins due to lower full year production estimates. Lower production levels are the result of the unprecedented 2007-08 drought conditions.

	Nine Months Ended September 30,
(dollars in millions)	2009	2008	Change
Revenue	$79.4	$96.2	-17%
Operating loss	$(27.0)	$(6.8)	-4	X
Operating profit margin	-34.0%	-7.1%
Tons sugar produced	109,200	114,800	-5%

In the first nine months of 2009, Agribusiness revenues decreased and operating loss increased, significantly, compared to the first nine months of 2008, for primarily the same reasons cited for the quarter. Power revenues and attendant operating profit were also adversely impacted in the first nine months of the year, as compared to the prior year, by an unfavorable third quarter 2008 Public Utilities Commission modification to the Company’s avoided-cost formula.

CORPORATE EXPENSE
Corporate expenses of $4.9 million declined by 8 percent, or $0.4 million, in the third quarter of 2009 as compared to the third quarter of 2008. The decrease is due principally to reductions in performance-based incentive programs and to other overhead cost containment initiatives.

CONDENSED CASH FLOW TABLE

	Year-to-Date September 30,
(dollars in millions, unaudited)	2009	2008	Change
Cash Flow from Operating Activities	$78	$202	-61%

Capital Expenditures (1)
Transportation	(11)	(29)	-62%
Real Estate	(12)	(51)	-76%
Agribusiness and other	(4)	(11)	-64%
Total Capital Expenditures	(27)	(91)	-70%

Other Investing Activities, Net	19	(49)	NM
Cash Used in Investing Activities	$(8)	$(140)	-94%

Net Debt Proceeds/(Payments)	(33)	17	NM
Repurchase of Capital Stock	--	(50)	NM
Dividends Paid	(39)	(38)	3%
Other Financing Activities, Net	(1)	2	NM
Cash Used in Financing Activities	$(73)	$(69)	6%

Net Decrease in Cash	$(3)	$(7)	-57%

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc.  is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2009 and 2008 Third-Quarter and Nine Month Results (Condensed)
 (In Millions, Except Per Share Amounts, Unaudited)

	2009	2008
Three Months Ended September 30:
Revenue	$375.9	$456.2
Income From Continuing Operations	$6.1	$19.3
Discontinued Operations: Properties1	$2.4	$17.5
Net Income	$8.5	$36.8
Basic Earnings Per Share
Continuing Operations	$0.15	$0.47
Net Income	$0.06	$0.42
Diluted Earnings Per Share
Continuing Operations	$0.15	$0.46
Net Income	$0.06	$0.43
Basic Weighted Average Shares Outstanding	41.0	41.3
Diluted Weighted Average Shares Outstanding	41.2	41.5

	2009	2008
Nine Months Ended September 30:
Revenue	$1,049.8	$1,494.5
Income From Continuing Operations	$10.1	$83.5
Discontinued Operations: Properties1	$14.0	$25.0
Net Income	$24.1	$108.5
Basic Earnings Per Share
Continuing Operations	$0.25	$2.02
Net Income	$0.34	$0.61
Diluted Earnings Per Share
Continuing Operations	$0.25	$2.01
Net Income	$0.34	$0.60
Basic Weighted Average Shares Outstanding	41.0	41.3
Diluted Weighted Average Shares Outstanding	41.0	41.6

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenue:	2009	2008	2009	2008
Transportation
Ocean Transportation	$234.2	$272.8	$653.8	$784.2
Logistics Services	82.3	118.1	238.8	336.2
Real Estate
Leasing	25.2	26.2	78.3	82.3
Sales	14.9	77.2	61.4	295.8
Less Amounts Reported In Discontinued Operations	(10.2)	(72.6)	(53.8)	(93.1)
Agribusiness	32.5	37.5	79.4	96.2
Reconciling Items	(3.0)	(3.0)	(8.1)	(7.1)
Total Revenue	$375.9	$456.2	$1,049.8	$1,494.5

Operating Profit, Net Income:
Transportation
Ocean Transportation	$24.2	$31.4	$44.8	$84.7
Logistics Services	2.2	5.1	5.5	14.4
Real Estate
Leasing	10.2	11.1	33.2	37.6
Sales	3.5	25.8	18.7	76.3
Less Amounts Reported In Discontinued Operations	(4.0)	(28.4)	(23.7)	(40.6)
Agribusiness	(13.8)	(6.7)	(27.0)	(6.8)
Total Operating Profit	22.3	38.3	51.5	165.6
Interest Expense	(6.7)	(5.8)	(19.2)	(17.5)
General Corporate Expenses	(4.9)	(5.3)	(15.5)	(16.4)
Income From Continuing Operations Before Income Taxes	10.7	27.2	16.8	131.7
Income Taxes	4.6	7.9	6.7	48.2
Income From Continuing Operations	6.1	19.3	10.1	83.5
Income from Discontinued Operations(net of income taxes)	2.4	17.5	14.0	25.0
Net Income	$8.5	$36.8	$24.1	$108.5

Basic Earnings Per Share, Continuing Operations	$0.15	$0.47	$0.25	$2.02
Basic Earnings Per Share, Net Income	$0.21	$0.89	$0.59	$2.63

Diluted Earnings Per Share, Continuing Operations	$0.15	$0.46	$0.25	$2.01
Diluted Earnings Per Share, Net Income	$0.21	$0.89	$0.59	$2.61

Basic Weighted Average Shares Outstanding	41.0	41.3	41.0	41.3
Diluted Weighted Average Shares Outstanding	41.2	41.5	41.0	41.6

Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Current Assets	$281	$284
Investments	219	208
Real Estate Developments	85	78
Property, Net	1,605	1,590
Other Assets	141	190
Total	$2,331	$2,350

LIABILITIES & EQUITY
Current Liabilities	$259	$238
Long-Term Debt, Non-Current Portion	412	452
Liability for Benefit Plans	128	122
Other Long-Term Liabilities	53	52
Deferred Income Taxes	413	414
Shareholders’ Equity	1,066	1,072
Total	$2,331	$2,350